Exhibit 10.26

JPMORGAN CHASE & CO. 2005 LONG-TERM INCENTIVE PLAN

FORM OF TERMS AND CONDITIONS OF JANUARY 22, 2008

RESTRICTED STOCK UNIT AWARD

Award Agreement

These terms and conditions are made part of the Award Agreement dated as of January 22, 2008 (“Grant Date”) awarding restricted stock units pursuant to the terms of the JPMorgan Chase & Co. 2005 Long-Term Incentive Plan (“Plan”). To the extent the terms of the Award Agreement (all references to which will include these terms and conditions) conflict with the Plan, the Plan will govern.

The Award Agreement, the Plan and Prospectus supercede any other agreement, whether written or oral, that may have been entered into by the Firm and you relating to this award.

The grant of this award is contingent upon your acceptance of this Award Agreement. Unless you decline by the deadline and in the manner specified in the Award Agreement, you will have accepted this award and be bound by these terms and conditions, effective as of the Grant Date. If you decline the award, it will not become effective and will be cancelled as of the Grant Date.

Capitalized terms that are not defined in the Award Agreement will have the same meaning as set forth in the Plan.

JPMorgan Chase & Co. will be referred to throughout the Award Agreement as “JPMorgan Chase,” and together with its subsidiaries as the “Firm.”

Form and Purpose of Award

Each restricted stock unit represents a non-transferable right to receive one share of Common Stock following the applicable vesting date.

The purpose of this award is to motivate your future performance and to align your interests with those of the Firm and its shareholders.

Dividend Equivalents

If dividends are paid on Common Stock while restricted stock units under this award are outstanding, you will be paid an amount equal to the dividend paid on one share of Common Stock, multiplied by the number of restricted stock units outstanding to you.

Vesting Dates/ Vesting Periods

This award will vest according to the schedule on your Award Agreement, provided that you are continuously employed by the Firm, or you meet the requirements for continued vesting described below, through the relevant vesting date. The period from the Grant Date to each vesting date will be a separate “vesting period.”

Termination of Employment

Except as explicitly set forth below under “Job Elimination” “Full Career Eligibility,” “Total Disability,” and “Death,” any restricted stock units outstanding under this award will be cancelled effective on the date your employment with the Firm terminates for any reason.

Job Elimination, Full Career Eligibility, Disability

Subject to your compliance with the terms and conditions of this Award Agreement, you will be eligible to continue to vest in your outstanding restricted stock units following the termination of your employment if one of the following circumstances applies to you.

Job Elimination:

Your award will continue to vest on the original schedule following termination of employment in the event that:

•   the Director Human Resources of the Firm or his nominee in his sole discretion determines that the Firm terminated your employment because your job was eliminated, and

•   after you are notified that your job will be eliminated, you provide such services as requested by the Firm in a cooperative and professional manner.

Full Career Eligibility:

Your award will continue to vest on the original schedule following termination of employment in the event that:

•   you leave the Firm voluntarily, have completed at least five years of continuous service with the Firm immediately preceding your termination date, and: (a) the sum of your age and Recognized Service (as defined below) on your date of termination equals or exceeds 60, and

•   you provide at least 90 days advance written notice to the Firm of your intention to voluntarily terminate your employment under this provision during which notice period you provide such services as requested by the Firm in a cooperative and professional manner and you do not perform any services for any other employer, and

•   for the remainder of the relevant vesting period, you do not (i) perform services in any capacity (including self-employment) for a Financial Services Company or (ii) work in your profession (whether or not for a non-Financial Services Company); provided that you may work for a government, education or Not-for-Profit Organization (as defined below).

After receipt of such advance written notice, the Firm may choose to have you continue to provide services during such 90-day period, or may place you on a paid leave for all or a part of the 90-day period. You and the Firm may mutually agree to shorten the length of the 90-day notice period, but to a date no earlier than the date you would otherwise meet the age and service requirement.

Additional advance notice requirements may apply in certain business units (or equivalent organizational unit or department). (See “Special Notice Period” below.)

Total Disability:

In the event your employment terminates as a result of your permanent and total disability as defined in the JPMorgan Chase & Co. Long Term Disability Plan (or for non-U.S. employees the equivalent local country plan), your outstanding units will continue to vest on the original schedule during such period of disability provided that you remain unemployed for such period.

For both Full Career Eligibility and Disability, you must notify JPMorgan Chase in writing if you perform services for any party or if you are self-employed during the vesting periods.

Release/ Certification

In order to qualify for continued vesting after termination of your employment under any of the foregoing circumstances:

•   you must timely execute and deliver a release of claims in favor of the Firm, having such form and terms as the Firm shall specify,

•   with respect to Full Career Eligibility, prior to the termination of your employment, you must confirm with management that you meet the eligibility criteria (including providing at least 90 days advance written notification) and advise that you are seeking to be treated as an individual eligible for Full Career Eligibility, and

•   other than in the case of a job elimination, it is your responsibility to take the appropriate steps to certify to the Firm prior to each vesting date on the authorized form of the Firm that you have complied with the employment restrictions applicable to you (as described above) throughout the vesting period and otherwise complied with all other terms of the Award Agreement. (See “Your Obligations.”)

Death

If you die while you are eligible to vest in your outstanding units, the units will immediately vest and will be distributed in shares of Common Stock (after applicable tax withholding) to your designated beneficiary on file with the Firm’s Stock Administration Department, or if no beneficiary has been designated or survives you, then to your estate. Any shares will be distributed by the later of the end of the calendar year in which you die or the 15th day of the third month following your date of death.

Termination for Cause

In the event that your employment is terminated for Cause (as defined below), or in the event that JPMC determines after the termination of your employment that your employment should have been terminated for Cause, your outstanding restricted stock units as of your termination date shall be forfeited and you may be required to return to the Firm the value of certain shares previously delivered to you. See “Remedies” for additional information.

Your Obligations	As consideration for the grant of this award, you agree to comply with and be bound by the following:
• Non-Solicitation of Employees and Customers

During your employment by the Firm and for one year following the termination of your employment, or if longer, during all remaining vesting periods if you continue to vest after your employment with the Firm terminates, you will not directly or indirectly, whether on your own behalf or on behalf of any other party, without the prior written consent of the Director Human Resources of JPMorgan Chase: (i) solicit, induce or encourage any of the Firm’s then current employees to leave the Firm or to apply for employment elsewhere; (ii) hire any employee or former employee who was employed by the Firm at the date your employment terminated, unless the individual’s employment terminated more than six months before the date of hire or because his or her job was eliminated; or (iii) solicit or induce or attempt to induce to leave the Firm, or divert or attempt to divert from doing business with the Firm, any then current customers, suppliers or other persons or entities that were serviced by you or whose names became known to you by virtue of your employment with the Firm, or otherwise interfere with the relationship between the Firm and such customers, suppliers or other persons or entities. This does not apply to publicly known institutional customers that you service after your employment with the Firm without the use of the Firm’s confidential or proprietary information.

These restrictions do not apply to authorized actions you take in the normal course of your employment with the Firm, such as employment decisions with respect to employees you supervise or business referrals in accordance with the Firm’s policies.

• Confidential Information:

You may not, either during your employment with the Firm or thereafter, directly or indirectly use or disclose to anyone any confidential information related to the Firm’s business, except as explicitly permitted by the JPMorgan Chase Code of Conduct and applicable policies or law or legal process. “Confidential information” shall have the same meaning for the Award Agreement as it has in the JPMorgan Chase Code of Conduct.

• Non-Disparagement:

You may not, either during your employment with the Firm or thereafter, make or encourage others to make any public statement or release any information that is intended to, or reasonably could be foreseen to, embarrass or criticize the Firm or its employees, directors or shareholders as a group. This shall not preclude you from reporting to the Firm’s management or directors or to the government or a regulator conduct you believe to be in violation of the law or the Firm’s Code of Conduct or responding truthfully to questions or requests for information to the government, a regulator or in a court of law in connection with a legal or regulatory investigation or proceeding.

• Compliance with Award Agreement:

You agree that you will provide the Firm with any information reasonably requested to determine compliance with the Award Agreement, and you authorize the Firm to disclose the terms of the Award Agreement to any third party who might be affected thereby, including your prospective employer.

• Special Notice Period:

If you are a managing director, executive director or vice president (or comparable title) of a business unit or equivalent organizational unit or department (“business unit”) that requires as a condition of your continued employment that you provide advance written notice (“Special Notice Period”) of your intention to terminate your employment for any reason, then as consideration for this Award, you shall provide the Firm advance written notice of your election to terminate your employment as specified by such business unit. In business units that require this Special Notice Period, the current notice period is 90 days for managing directors (or comparable title), 60 days for executive directors (or comparable title) and 30 days for vice presidents (or comparable title). Please note that in some cases, individuals may have specific agreements providing for longer notice periods than those stated above. In those cases, the longer notice period shall apply.

After receipt of such notice, the Firm may choose to have you continue to provide services during the applicable Special Notice Period or may place you on a paid leave for all or part of the applicable Special Notice Period. During the Special Notice Period, you shall continue to devote your full time and loyalty to the Firm by providing services in a cooperative and professional manner and not perform any services for any other employer and shall receive your base salary and certain benefits until your employment terminates.

You and the Firm may mutually agree to waive or modify the length of the Special Notice Period. Notwithstanding the foregoing, regardless of your title, you must comply with the 90-day advance notice period in the event you wish to terminate employment under the Full Career Eligibility provision.

Remedies
• Cancellation

In addition to the provisions described under “Termination of Employment” and “Termination for Cause”, your outstanding restricted stock units will be cancelled if:

•   the Firm in its sole discretion determines that you are not in compliance with any of the advance notice/cooperation requirements and/or employment restrictions applicable to your termination of employment, or

•   you fail to return the required forms specified under “Release/Certification” within the specified deadline, including the certification required immediately prior to a vesting date under Full Career Eligibility and Disability, or

•   you violate any of the provisions as set forth above in “Your Obligations.”

• Damages

In addition, you will be required to pay the Firm as liquidated damages an amount equal to the Fair Market Value (determined as of the vesting date) of the net number of shares of Common Stock distributed to you under this award as follows:

•   shares distributed within the one year period prior to your violation of any of the provisions as set forth above in “Your Obligations;”

•   shares distributed at any time following termination of employment when you were not in compliance with the employment restrictions then applicable to you during the vesting period, and

•   shares distributed within the one year period immediately preceding your termination for Cause (as described under “Termination for Cause”).

Payment may be made in shares of Common Stock or in cash. You agree that this payment will be liquidated damages and is not to be construed in any manner as a penalty. You acknowledge that a violation or attempted violation of the obligations set forth herein will cause immediate and irreparable damage to the Firm, and therefore agree that the Firm shall be entitled as a matter of right to an injunction, from any court of competent jurisdiction, restraining any violation or further violation of such obligations; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies the Firm may have under law or equity. In any action or proceeding by the Firm to enforce the terms and conditions of this Award Agreement where the Firm is the prevailing party, the Firm shall be entitled to recover from you its reasonable attorneys’ fees and expenses incurred in such action or proceeding.

Withholding Taxes	The Firm will retain from each distribution the number of shares of Common Stock required to satisfy applicable tax obligations (including, to the extent legally permissible, recovery by the Firm of fringe benefit taxes). For U.S. tax purposes, dividend equivalents are treated as wages and subject to tax withholding when paid. If, according to local country tax regulations, a withholding tax liability arises at a time after the date of exercise, JPMorgan Chase may implement any procedures necessary to ensure that the withholding obligation is fully satisfied, including but not to, restricting transferability of the shares.

Administrative Provisions	No Ownership Rights: Restricted stock units do not convey the rights of ownership of Common Stock and do not carry voting rights. No shares of Common Stock will be issued to you until after the restricted stock units have vested and all applicable restrictions have lapsed. Shares will be issued in accordance with JPMorgan Chase’s procedures for issuing stock. JPMorgan Chase’s obligation hereunder is unfunded.

Binding Agreement:    The Award Agreement will be binding upon any successor in interest to JPMorgan Chase, by merger or otherwise.

Not a Contract of Employment:    Nothing contained in the Award Agreement constitutes a contract of employment or continued employment. Employment is at-will and may be terminated by either you or JPMorgan Chase for any reason at any time. This award does not confer any right or entitlement to, nor does the award impose any obligation on the Firm to provide, the same or any similar award in the future.

Section 409A Compliance.    Notwithstanding anything herein to the contrary, if you (i) are subject to taxation under the United States Internal Revenue Code (“Code”), (ii) are a specified employee as defined in the JPMorgan Chase 2005 Deferred Compensation Plan and (iii) have incurred a separation from service and if any shares under this award represent deferred compensation as defined in Section 409A and are distributable to you as a result your separation from service, then those shares will be delivered to you on first business day of the first calendar month after the expiration of six full months from date of your separation from service. Further, for purposes of Section 409A, a vesting date shall be a payment date. The provisions set forth in this subsection also amend agreements with respect to awards that were not vested on, or made after, December 31, 2004.

Change in Outstanding Shares:    In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to stockholders of Common Stock other than regular cash dividends, the Committee will make an equitable substitution or proportionate adjustment, in the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan and to any Restricted Stock Units outstanding under this award for such corporate events.

Interpretation/Administration:    The Director Human Resources has sole and complete authority to interpret and administer this Award Agreement, including, without limitation, the power to (i) interpret the Plan and the terms of this Award Agreement; (ii) determine the reason for termination of employment and application of the post-employment obligations; (iii) decide all claims arising with respect to this Award; and (iv) delegate such authority as he deems appropriate. Any determination by the Director Human Resources shall be binding on all parties.

Notwithstanding anything herein to the contrary, the Firm’s determinations under the Plan and the Award Agreements are not required to be uniform. By way of clarification, the Firm shall be entitled to make non-uniform and selective determinations and modifications under Award Agreements and the Plan.

Definitions

Amendment:    The Firm by action of its Director Human Resources reserves the right to amend this Award Agreement at any time and for any reason before a change in control of JPMorgan Chase, as such term is defined by the Board from time to time. After a change in control of JPMorgan Chase, this Award Agreement may not be amended in any way that is adverse to your interests without your prior written consent. This Award Agreement may not be amended except in writing signed by the Director Human Resources of JPMorgan Chase.

Severability:    If any portion of the Award Agreement is determined by the Firm to be unenforceable in any jurisdiction, any court of competent jurisdiction or the Director Human Resources may reform the relevant provisions (e.g., as to length of service, time, geographical area or scope) to the extent the Firm considers necessary to make the provision enforceable under applicable law.

Governing Law:    By accepting this award, you are agreeing (i) to the extent not preempted by federal law, the laws of the state of New York (without reference to conflict of law principles) will apply to the award and the Plan, and (ii) to waive the right to a jury trial with respect to any judicial proceeding brought in connection with this award.

“Cause” means a determination by the Firm that your employment terminated as a result of your (i) violation of any law, rule or regulation (including rules of self-regulatory bodies) related to the Firm’s business; (ii) indictment or conviction of a felony; (iii) commission of a fraudulent act; (iv) violation of the JPMorgan Code of Conduct or other Firm policies or misconduct related to your duties to the Firm (other than immaterial and inadvertent violations or misconduct); (v) failure to perform satisfactorily the duties associated with your job function or to follow reasonable directives of your manager; or (vi) any act or failure to act that is or might reasonably be expected to be injurious to the interests of the Firm or its relationship with a customer, client or employee.

“Financial Services Company” means a business enterprise that employs you in any capacity (as an employee, contractor, consultant, advisor, self-employed individual, etc. whether paid or unpaid) and engages in:

•        commercial or retail banking, including, but not limited to, commercial, institutional and personal trust, custody and/or lending and processing services, originating and servicing mortgages, issuing and servicing credit cards;

•        insurance , including but not limited to, guaranteeing against loss,

harm damage, illness, disability or death, providing and issuing annuities, acting as principal, agent or broker for purpose of the forgoing;

•   financial, investment or economic advisory services, including but not limited to, investment banking services (such as advising on mergers or dispositions, underwriting, dealing in, or making a market in securities or other similar activities), brokerage services, investment management services, asset management services, and hedge funds;

•   issuing, trading or selling instruments representing interests in pools of assets or in derivatives instruments;

•   advising on, or investing in, private equity or real estate, or

•   any similar activities that JPMorgan Chase determines in its sole discretion constitute financial services.

“Not-for-Profit Organization” means an entity exempt from tax under state law and under Section 501(c)(3) of the Internal Revenue Code. Section 501(c)(3) includes entities organized and operated exclusively for religious, charitable, scientific, testing for public safety, literary or educational purposes, or to foster national or international amateur sports competition or for the prevention of cruelty to children or animals.

“Recognized Service” means the period of service as an employee set forth in the Firm’s applicable service-related policies.